Exhibit 99.1
CARDIOVASCULAR SYSTEMS REPORTS FISCAL FIRST-QUARTER 2010 FINANCIAL RESULTS
First-Quarter Net Loss Improves 55 Percent Over Prior Year on
30-Percent Revenue Increase, Gross Margin Improvements and Expense Control
Conference Call Scheduled for Today, November 4, 2009 at 3:45 PM CT (4:45 PM ET)

St. Paul, Minn., November 4, 2009 — Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fiscal first quarter ended September 30, 2009.
CSI’s revenue in the first quarter of fiscal 2010 rose to $15.2 million, a 30-percent increase over revenue of $11.6 million in the first quarter of last fiscal year. The net loss improved 55 percent to $(6.2) million, or $(0.43) per basic and diluted share, in the first quarter of fiscal 2010, from $(13.7) million, or $(2.75) per basic and diluted share, in the year-ago period. The number of weighted average common shares outstanding increased to 14.5 million from 5.0 million in the first quarter of fiscal 2009, primarily due to new shares issued in conjunction with the February 2009 reverse merger with Replidyne, Inc., including the conversion of all preferred stock of the company to common stock. Adjusted EBITDA, calculated as loss from operations, less depreciation and amortization and stock-based compensation expense, improved by 70 percent to a loss of $(3.6) million versus a loss of $(11.8) million in the year-ago period. Cash and cash equivalents remained strong at $30.8 million and included $3.0 million of net funding received in conjunction with signing an agreement to establish a second production facility in Pearland, Texas.
David L. Martin, CSI president and chief executive officer, said, “Balancing revenue growth with effective expense management helped drive a substantial reduction in our loss from the fiscal 2009 first quarter, moving CSI toward our goal of profitability. During the quarter, we focused on driving adoption in existing accounts, including re-educating physicians on proper clinical protocols for using the Diamondback 360° to change lesion compliance in vessels above the knee. As a result, we are seeing greater product usage in many accounts. These improvements were offset by seasonal weakness in endovascular procedures, resulting in revenue slightly below our expected range.”
The number of hospitals using the Diamondback 360® PAD System rose to 611 by the end of the fiscal 2010 first quarter, a nearly 90-percent increase over a year ago and 55 more than the end of the fourth quarter of fiscal 2009. Sales of disposable device units totaled 4,541 units in the first quarter of fiscal 2010 versus 3,636 units in the first quarter of last fiscal year, a 25-percent increase. Revenue generated from customer reorders continued to grow, increasing to 92 percent of total revenue for the fiscal 2010 first quarter from 72 percent in last year’s first quarter.
The fiscal first-quarter 2010 gross margin increased to 77 percent from 67 percent in the same period last year, driven by higher disposable volumes, manufacturing efficiencies, product cost reductions and shipment of fewer controller units. Operating expenses decreased 18 percent, due to effective expense management, the year-earlier write-off of $1.7 million in IPO costs, and completion and timing of development projects and clinical studies.
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Cardiovascular Systems, Inc.
November 4, 2009

Providing Comprehensive Clinical Data and Tools to Treat PAD
CSI is committed to providing physicians with clinical data and endovascular tools to treat PAD. Toward that end, this quarter the company continued to expand its product portfolio through an exclusive distribution agreement with Asahi Intecc Co., Ltd., to market its peripheral guide wire line in the United States. Asahi peripheral guide wires are especially suited for addressing long, complex lesions in the leg and complement the plaque removal capabilities of the Diamondback 360°.
CSI also continued to make progress providing clinical data. At the Transcatheter Cardiovascular Therapeutics (TCT) conference in September, Dr. Barry Weinstock, an interventional cardiologist at Orlando Regional Medical Center, reported data from a retrospective study evaluating the long-term results of 64 patients from the pivotal OASIS trial. Outcomes were analyzed out to a mean of 29 months and included maintaining a 100-percent limb salvage rate, an 86-percent freedom from target lesion revascularization (TLR) and significantly improved ankle-brachial index (ABI) scores by an average of 0.29 over the baseline.
Also at TCT, Dr. Ragu Patlola, of Regional Acadiana in Lafayette, Louisiana, presented an abstract on a 150-patient, randomized, single-center study comparing treatment using the Diamondback 360° with angioplasty in infrapopliteal arteries. The three-month follow-up results were favorable for the Diamondback 360°, showing much lower rates for adjunctive stenting (5 percent vs. 45 percent) and restenosis (15 percent vs. 62.5 percent).
CSI is advancing several clinical studies. COMPLIANCE 360° and CALCIUM 360° are prospective, randomized, multi-center studies that will evaluate the clinical benefit of modifying plaque and lesion compliance in leg arteries with the Diamondback 360° (supplemented by low-pressure balloon inflation, if desired, in CALCIUM 360°) to high-pressure balloon inflation. Both studies call for enrolling 50 patients at five U.S. medical centers. CSI also continues working with the FDA on an IDE application for ORBIT II, a pivotal trial in the United States to evaluate the safety and effectiveness of the Diamondback 360° in treating severely calcified coronary lesions.
Outlook
For the second fiscal quarter of 2010 ending December 31, 2009, CSI anticipates revenue in the range of $15.0 million to $16.0 million, growth of 7 percent to 14 percent over the second quarter of fiscal 2009, as the company continues its focus on customer education and adoption through December 2009. Gross profit as a percentage of revenue is expected to be at approximately the same level as first quarter of fiscal 2010. The company anticipates the net loss to range from $(7.0) million to $(7.7) million, representing a 12-percent to 20-percent improvement over the second quarter of fiscal 2009. On an EPS basis, the loss is expected to range from $(0.48) to $(0.52) per share, based on 14.7 million shares outstanding. The adjusted EBITDA loss for the second quarter of fiscal 2010 is anticipated to be between $(4.2) million and $(4.9) million, versus a loss of $(6.9) million in last fiscal year’s second quarter. The improvements in net loss and adjusted EBITDA are due to growth in revenue and gross profit at greater rates than the growth in operating expenses between periods. The net loss and adjusted EBITDA are expected to improve in the second half of fiscal 2010 as revenue growth accelerates.
Martin continued, “Now that proper clinical protocols and related sales tools and training are in place, we will expand investments for re-educating our customer base, driving deeper adoption within accounts, advancing our clinical trials, and introducing product enhancements. These initiatives position us well for significant, profitable growth over the long term and will be balanced with progress toward profitability. We expect revenue growth in the fiscal 2010 second half to be stronger than the first half, as our initiatives take hold. Due to the timing of the effect of our adoption and re-education efforts, we now expect revenue
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Cardiovascular Systems, Inc.
November 4, 2009

growth will be approximately 15 percent to 20 percent for the fiscal year. We will continue to drive our business toward our first profitable quarter during fiscal 2011, while living within our cash resources and debt capacity.”
About the Diamondback 360® PAD System
CSI’s primary product is the Diamondback 360° PAD System, a minimally invasive catheter system for treating PAD in leg arteries. The Diamondback 360° is highly effective in removing plaque in vessels both below the knee and above the knee in just a few minutes of treatment time. Between 8 million and 12 million Americans suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest, and can lead to tissue loss and eventually limb amputation. More than 18,000 procedures have been performed to-date using the Diamondback 360° in leading institutions across the United States.
Conference Call Today at 3:45 PM CT (4:45 PM ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal first quarter ended September 30, 2009 results today, November 4, 2009, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 713-4218 and enter 65900739. Please dial in at least 10 minutes prior to the call. To listen to the live webcast, go to the investor information section of the company’s Web site, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.
For an audio replay of the conference call, dial (888) 286-8010 and enter access number 72727881. The audio replay will be available beginning at 8 p.m. CT on Wednesday, November 4, 2009, through 6 p.m. CT on Friday, November 6, 2009.
Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the timing of our customer re-education process; (ii) our new facility in Texas and the related growth; (iii) CSI’s clinical trials; (iv) expanding into the interventional coronary market and the large opportunity in that market; (v) expansion of our product portfolio through distribution and product development; (vi) anticipated revenue, gross margin, net loss, and adjusted EBITDA in future periods; (vii) achieving our first profitable quarter and longer term sustainable, significant, profitable growth; and (viii) cash requirements, are forward looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; dependence on market growth; the difficulty in accurately predicting product, customer and geographic sales mix; product development delays; the reluctance of physicians to accept new products; the impact of competitive products and pricing; dependence on major customers and distribution partners; the difficulty to successfully manage operating costs; fluctuations in quarterly results; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.
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Cardiovascular Systems, Inc.
November 4, 2009

Use of Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.
About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. The company’s Diamondback 360® PAD System treats calcified and fibrotic plaque in arterial vessels throughout the leg, and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. In August 2007, the U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° as a therapy for PAD (peripheral arterial disease), and CSI commenced a U.S. product launch in September 2007. Since then, more than 600 hospitals across the United States have adopted the system. For more information visit the company’s Web site at www.csi360.com.
Product Disclosure
The Diamondback 360® PAD System is a percutaneous orbital atherectomy system indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The System is contraindicated for use in coronary arteries, bypass grafts, stents, or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.
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Cardiovascular Systems, Inc.
November 4, 2009

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, except per share and share amounts)

	Three Months Ended
	September 30,
	2009	2008
Revenues	$15,198	$11,646
Cost of goods sold	3,488	3,881

Gross profit	11,710	7,765

Selling, general and administrative.	14,856	16,424
Research and development	2,781	4,955

Total expenses	17,637	21,379

Loss from operations	(5,927)	(13,614)

Other income (expense):
Interest expense	(371)	(227)
Interest income	98	142

Total other income (expense)	(273)	(85)

Net loss	$(6,200)	$(13,699)

Net loss per common share:
Basic and diluted	$(0.43)	$(2.75)

Weighted average common shares used in computation:
Basic and diluted	14,516,843	4,976,884

Stock-based compensation supplemental detail (included in amounts above):
Cost of goods sold	$129	$176
Selling, general and administrative	1,811	1,384
Research and development	281	112

Totals	$2,221	$1,672

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Cardiovascular Systems, Inc.
November 4, 2009

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,	June 30,
	2009	2009
ASSETS
Current assets
Cash and cash equivalents	$30,754	$33,411
Accounts receivable, net	8,181	8,474
Inventories	4,082	3,369
Auction rate securities put option	2,800	—
Investments	19,900	—
Prepaid expenses and other current assets	1,264	798

Total current assets	66,981	46,052

Auction rate securities put option	—	2,800
Investments	—	20,000
Property and equipment, net	1,636	1,719
Patents, net	1,490	1,363
Other assets	364	436

Total assets	$70,471	$72,370

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current maturities of long-term debt	$25,802	$25,823
Accounts payable	4,368	4,751
Accrued expenses	5,872	5,600

Total current liabilities	36,042	36,174

Long-term liabilities
Long-term debt, net of current maturities	3,597	4,379
Grant payable	2,975	—
Other liabilities	1,219	1,485

Total long-term liabilities	7,791	5,864

Total liabilities	43,833	42,038

Commitments and contingencies
Total stockholders’ equity	26,638	30,332

Total liabilities and stockholders’ equity	$70,471	$72,370

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Cardiovascular Systems, Inc.
November 4, 2009

Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.
Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.
Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)

	Three Months Ended
Revenue Components:	March 2008	June 2008	Sept. 2008	Dec. 2008	March 2009	June 2009	Sept. 2009

Devices	$6,867	$9,000	$10,664	$12,853	$13,694	$14,095	$13,640
Other	787	892	982	1,151	1,421	1,600	1,558
Total revenue	$7,654	$9,892	$11,646	$14,004	$15,115	$15,695	15,198

Device units sold	2,328	3,063	3,636	4,368	4,558	4,692	4,541

Customers, at quarter end	106	183	283	400	487	556	611
Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)

			Projected Range
	Three Months Ended		Three Months Ending
	Sept. 30,		Dec. 31, 2009
	2009	2008	High	Low

Loss from operations	$(5,927)	$(13,614)	$(6,800)	$(7,500)
Add: Stock-based compensation	2,221	1,672	2,400	2,400
Add: Depreciation and amortization	136	95	200	200

Adjusted EBITDA	$(3,570)	$(11,847)	$(4,200)	$(4,900)

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Cardiovascular Systems, Inc.
November 4, 2009

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.
CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.
The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:
— Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of SFAS 123R and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.
— Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.
Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:
— Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.
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Cardiovascular Systems, Inc.
November 4, 2009

— Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.
— CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.
CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.
Contacts:

For Cardiovascular Systems Inc.	Padilla Speer Beardsley:
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	mbriggs@psbpr.com

Nancy A. Johnson
(612) 455-1745
njohnson@psbpr.com
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